Exhibit 99.1

iRhythm Technologies Announces First Quarter 2019 Financial Results

Raises Guidance for Full Year 2019

SAN FRANCISCO, May 7, 2019 -- iRhythm Technologies, Inc. (NASDAQ: IRTC), a leading digital health care solutions company focused on the advancement of cardiac care, today reported financial results for the three months ended March 31, 2019.

First Quarter 2019 Highlights

•	Revenue of $47.2 million for the three months ended March 31, 2019
o	54% increase compared to first quarter revenue reported in 2018
o	9% sequential growth versus fourth quarter 2018
•	Gross margin was 75.2%
o	340 basis point year-over-year improvement over reported gross margin
•

Results published in the Journal of Interventional Cardiac Electrophysiology highlight the Zio platform’s superior accuracy in detecting AF burden versus the event monitor as well as a number of other ambulatory ECG monitoring technologies

“We are off to a great start in 2019 with strong first quarter revenue growth and continued gross margin improvement,” said Kevin King, CEO. “Our business continues to strengthen on all fronts. Zio’s proven clinical superiority, the completeness of our service, combined with the broad strength of our sales and support organization continues to create meaningful value for our customers both large and small. I am confident that the opportunities arising from the expansion of our market through our clinical research efforts along with the expected full commercial launch of ZioAT in the second half of this year position us for continued success in the near and long-term.”

First Quarter Financial Results

Revenue for the three months ended March 31, 2019 increased 54% to $47.2 million, from $30.6 million during the same period in 2018. The increase was primarily due to increased salesforce productivity, expansion into new accounts, improved penetration of existing accounts, and a continued shift to higher priced contracted units.

Gross profit for the first quarter of 2019 was $35.5 million, or 75.2% gross margin, up from $22.0 million, or gross margin of 71.8%, during the same period in 2018.

Operating expenses for the first quarter of 2019 were $43.5 million, compared to $32.6 million for the same period in 2018. The increase in operating expenses was driven by salesforce expansion, organizational support for our network sales strategy, expansion of R&D activities, bad debt expense associated with higher sales volumes and ongoing stock compensation expense.

Net loss for the first quarter of 2019 was $8.0 million, or a loss of $0.33 per share, compared with net loss of $11.1 million, or a loss of $0.47 per share, for the same period in 2018.

Exhibit 99.1

Updated Guidance for Full Year 2019

iRhythm projects revenue for the full year 2019 to range from $206 million to $211 million, which represents 40% to 44% growth over the company’s prior year. Gross margins for the full year 2019 are expected to range from 75% to 76% and operating expenses for the full year 2019 to be between $193 million to $199 million including $28 million to $30 million for research and development and $165 million to $169 million for SG&A. This compares to previous revenue guidance of $201 million to $206 million; operating expenses of $191 million to $197 million and SG&A of $163 million to $167 million.

The company expects sales headcount to reach approximately 130 to 140 by year end 2019.

Webcast and Conference Call Information

iRhythm’s management team will host a conference call today beginning at 1:30 p.m. PT / 4:30 p.m. ET. Investors interested in listening to the conference call may do so by dialing (844) 348-0016 for domestic callers or (213) 358-0876 for International callers, and referencing Conference ID: 6451448 or from the webcast on the “Investors” section of the company’s website at: www.irhythmtech.com.

About iRhythm Technologies, Inc.

iRhythm is a leading digital health care company redefining the way cardiac arrhythmias are clinically diagnosed. The company combines wearable biosensor devices worn for up to 14 days and cloud-based data analytics with powerful proprietary algorithms that distill data from millions of heartbeats into clinically actionable information. The company believes improvements in arrhythmia detection and characterization have the potential to change clinical management of patients.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These statements include statements regarding financial guidance, market opportunity, ability to penetrate the market and expectations for growth. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include risks described in the section entitled “Risk Factors” and elsewhere in our filing made with the Securities and Exchange Commission on the Form 10-K on March 4, 2019. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. iRhythm disclaims any obligation to update these forward-looking statements.

Investor Relations Contact:	Media Contact
Lynn Pieper Lewis or Leigh Salvo	Cherise Adkins
(415) 937-5404	(415) 486-3235
investors@irhythmtech.com	media@irhythmtech.com

Exhibit 99.1

IRHYTHM TECHNOLOGIES, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	March 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$28,235	$20,023
Short-term investments	30,507	58,320
Accounts receivable, net	28,252	21,977
Inventory	2,504	2,062
Prepaid expenses and other current assets	3,810	4,100
Total current assets	93,308	106,482
Property and equipment, net	10,208	9,158
Operating lease right-of-use asset	9,232	—
Goodwill	862	862
Other assets	3,574	3,208
Total assets	$117,184	$119,710
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,960	$2,284
Accrued liabilities	20,099	26,570
Deferred revenue	1,309	1,243
Accrued interest, current portion	129	139
Operating lease liabilities, current portion	5,052	—
Total current liabilities	28,549	30,236
Debt	34,922	34,899
Deferred rent, noncurrent portion	—	153
Operating lease liabilities, noncurrent portion	3,990	—
Total liabilities	67,461	65,288
Stockholders’ equity:
Common stock	24	23
Additional paid-in capital	261,231	257,955
Accumulated other comprehensive loss	2	(41)
Accumulated deficit	(211,534)	(203,515)
Total stockholders’ equity	49,723	54,422
Total liabilities and stockholders’ equity	$117,184	$119,710

Exhibit 99.1

IRHYTHM TECHNOLOGIES, INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended March 31,
	2019	2018
Revenue	$47,214	$30,565
Cost of revenue	11,730	8,611
Gross profit	35,484	21,954
Operating expenses:
Research and development	6,756	4,019
Selling, general and administrative	36,705	28,577
Total operating expenses	43,461	32,596
Loss from operations	(7,977)	(10,642)
Interest expense	(409)	(858)
Other income, net	379	383
Loss before income taxes	(8,007)	(11,117)
Income tax provision	12	—
Net loss	$(8,019)	$(11,117)
Net loss per common share, basic and diluted	$(0.33)	$(0.47)
Weighted-average shares, basic and diluted	24,474,308	23,479,955